        Exhibit 10.1

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[***] CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT
THIS AMENDMENT (the “Amendment”) is dated as of November 3, 2026 (the “Amendment Effective Date”) and is made by and between Arena Pharmaceuticals, Inc., a Delaware corporation (hereinafter “Arena”) and United Therapeutics Corporation, a Delaware public benefit corporation (hereinafter “UT”) and amends the Exclusive License Agreement (the “Original Agreement”) entered into by and between Arena and UT on November 15, 2018. Arena and UT may each be referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used, but not defined herein, shall have the meaning ascribed to such term in the Original Agreement.
WHEREAS, UT desires to pay to Arena a lump sum payment in exchange for amending the Original Agreement to remove therefrom UT’s obligations to pay royalties to Arena and Arena is willing to accept such payment in consideration of its agreement to amend the Original Agreement to remove royalty obligations therefrom as provided herein.
NOW, THEREFORE, in consideration of these premises and the covenants and agreements set forth herein, the sufficiency of which is hereby acknowledged and agreed, and intending to be legally bound thereby, the Parties hereby agree as follows:
1.PAYMENT BY UT. On the Amendment Effective Date, UT shall pay to Arena the sum of five hundred twenty-five million United States dollars ($525,000,000) (the “Royalty Substitution Payment”). Such payment shall be made by wire transfer in immediately available funds to a bank account designated in writing by Arena. The Royalty Substitution Payment shall be non-refundable and shall not be creditable against any other amount that becomes due or payable under the Original Agreement as amended by this Amendment.
2.AMENDMENTS TO AGREEMENT. In consideration for the Royalty Substitution Payment made by UT pursuant to Section 1 of this Amendment, the Parties hereby amend the Original Agreement as follows, with such amendment becoming effective immediately upon the Amendment Effective Date:
2.1Section 1.1(e)(i)(C) of the Original Agreement is hereby deleted in its entirety and replaced with the following:
“(C)    All recoveries associated with any such Product IP Action shall be retained by UT.”
2.2Section 2.1 of the Original Agreement is hereby deleted in its entirety and replaced with the following:
“2.1    Consideration. In consideration for the Product IP and the Other Product Assets, subject to the terms and conditions set forth herein, UT shall pay the Consideration. The “Consideration” means the sum of (i) the Up-Front Payment, (ii) the Milestone Payments, (iii) the Royalty Substitution Payment and (iv) the Assumed Liabilities; provided, in the case of clause (ii), such payments shall be

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made only to the extent they are payable pursuant to the terms of this Agreement.”
2.3Each of Section 2.5(a), 2.5(b), 2.5(c), 2.5(d) of the Original Agreement are hereby deleted in their entirety and replaced with “INTENTIONALLY OMITTED”.
2.4Section 2.5(f) of the Original Agreement is hereby deleted in its entirety and replaced with the following:
“(f)    Financial Records and Audit. UT shall (and shall require that its Affiliates and Product Sublicensees will) maintain complete and accurate records in sufficient detail to permit Arena to verify the achievement of the Milestones in Section 2.3 above. Upon at least thirty (30) days’ prior notice, such records shall be open for examination, during regular business hours and at the relevant entity’s principal place of business, for a period of five (5) Fiscal Years from the end of the Fiscal Year to which such records pertain, and not more often than once each Fiscal Year, by an independent certified public accountant (other than the Auditor) selected by Arena and reasonably acceptable to UT, for the sole purpose of verifying for Arena if any Milestone Payment was required to be made, by UT to Arena pursuant to this Agreement. The independent certified public accountant shall disclose to Arena only whether a Milestone has been achieved and the specific details sufficient to enable determination of whether such Milestone has been achieved and, if achieved, when such Milestone was achieved and when the corresponding Milestone Payment should have been paid, each in accordance with Section 2.3. No other information shall be provided to Arena. No record may be audited more than once. Arena shall bear the full cost of such audit unless such audit reveals a failure to timely pay a Milestone Payment when due, in which case UT shall reimburse Arena for the reasonable costs for such audit. UT shall pay to Arena any unpaid Milestone Payment discovered by such audit within thirty (30) days after the accountant’s report, plus interest from the original due date, unless disputed by UT in good faith, in which case Section 2.5(g) will apply.”
2.5Section 2.5(g) of the Original Agreement is hereby deleted in its entirety and replaced with the following:
“(g)    Audit Dispute. If UT disputes the results of any audit conducted pursuant to Section 2.5(f), the Parties shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for resolution to the Auditor. The decision of the Auditor shall be final and the costs of such procedure as well as the initial audit shall be borne by UT if the Auditor determines that a Milestone Payment was not timely made and by Arena if the Auditor determines that there was no failure to pay a Milestone Payment when due. If the Auditor determines that a Milestone Payment was not timely made, UT shall pay to Arena such Milestone Payment, in full, within thirty (30) days after the Auditor’s decision, plus interest (as set forth in Section 2.5(f)) from the original due date.”

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2.6Section 2.5(h) of the Original Agreement is hereby deleted in its entirety and replaced with the following:
“(h)    Assignment of Interest. Notwithstanding anything to the contrary in Section 10.6, Arena may assign its right to receive one or more of the Milestone Payments under Sections 2.3(a), to any Third Party; provided, however, that any such Third Party to whom any such rights are assigned shall not have any audit, information or inspection rights under Sections 2.5(f) and 2.5(g), but Arena may share information Arena obtains through such rights with such Third Party; provided that prior to sharing any such information, the Third Party agrees to a customary confidentiality agreement with UT obligating the Third Party to retain all such information in confidence and limiting the Third Party’s use of the information to verify the achievement of the Milestones in Section 2.3 above.”
2.7Section 1.1(b)(ii) of the Original Agreement is hereby deleted in its entirety and replaced with the following:
“(ii)    Exclusivity. The license granted to UT in Section 1.1(b)(i) is and shall be exclusive (even as to Arena), solely for (A) purposes of the Compound and Products, including to research, develop, make, have made, use, offer for sale, sell, import and otherwise distribute and dispose of the Compound and Products, (B) the period of time ending upon the expiration of the last-to-expire Exclusive License Term on a country-by-country basis (the “Category 2 Exclusivity Period”) and (C) subject to Section 1.1(i). Otherwise, the license granted to UT in Section 1.1(b)(i) is and shall be non-exclusive.”
2.8Section 6.7 of the Original Agreement is hereby deleted in its entirety and replaced with “6.7    INTENTIONALLY OMITTED”.
2.9Section 8.4 of the Original Agreement is hereby deleted in its entirety and replaced with the following:
“8.4    Set-Off. Subject to other restrictions and limitations contained in this Article 8, including this Section 8.4, UT shall have the right to withhold, from any unpaid future Milestone Payments due and payable to Arena the amount of any then-pending indemnification Claims made by any of the UT Indemnified Parties pursuant to Section 8.5 (i.e., UT may withhold an aggregate amount from any Milestone Payments up to, but not in excess of, the amount of its Damages under any such indemnification Claims). Subject to the other limitations set forth in this Article 8, any Damages owed to a UT Indemnified Party under this Article 8 shall be paid first, by reducing the amount of any unpaid future Milestone Payment, if any, payable by UT by the amount of such Damages, before UT shall seek any refund, reimbursement or repayment of any Milestone Payments that was previously made. If the final amount of Damages is determined in accordance with this Article 8 to be less than the amounts withheld from Milestone Payments, then UT shall promptly, and in any event within five (5) Business Days following the final determination of the amount of such Damages, deliver the difference to Arena.”

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2.10Section 9.1(rr) (definition of Combination Product) of the Original Agreement is hereby deleted in its entirety and replaced with “(rr) INTENTIONALLY OMITTED”.
2.11Section 9.1(ccccc) (definition of Net Sales) of the Original Agreement is hereby deleted in its entirety and replaced with “(ccccc) INTENTIONALLY OMITTED”.
2.12Section 9.1(uuuuuu) (definition of Royalty Payment) of the Original Agreement is hereby deleted in its entirety and replaced with “(uuuuuu) INTENTIONALLY OMITTED”.
2.13Section 9.1(vvvvvv) (definition of Royalty Term) of the Original Agreement is hereby deleted in its entirety and replaced with “(vvvvvv) INTENTIONALLY OMITTED”.
2.14Section 9.1 of the Original Agreement is hereby amended by adding to the end thereof the following new definition:
“(wwwwwww)    Exclusive License Term” means, on a Product-by-Product and country-by-country basis the period expiring on the latest to occur of (i) expiration of the last-to-expire Valid Claim of the Category 1-2 Patents that claims such Product (or Compound contained therein) or the manufacture or use thereof in the applicable country of sale, or (ii) [***] ([***]) years after the First Commercial Sale for such Product in such country.”
2.15Part (1) of Section 10.2 of the Original Agreement is hereby amended by deleting such Part (1) in its entirety and replacing it with the following in order to update the notices address and contact information for Arena:
“(1)     If to Arena, to:

Arena Pharmaceuticals, Inc.
c/o Pfizer Inc.
66 Hudson Boulevard East
New York, NY 10001-2192
Attention: Andrew Muratore
VP and Chief Counsel, M&A and Licensing

With a copy (which shall not constitute notice) to:

Pfizer Inc.
66 Hudson Boulevard East
New York, NY 10001-2192
Attention: General Counsel”

2.16Section 10.6 of the Original Agreement is hereby amended by deleting the following words therefrom: “the Royalty Payment or”.
3.CONTINUING FORCE AND EFFECT; ENTIRE AGREEMENT
Except as otherwise amended under the terms this Amendment, the Original Agreement shall remain in full force and effect. For the avoidance of doubt, this Amendment has no effect on UT’s obligation to make the Milestone Payments under the Original Agreement and UT shall remain obligated to pay each Milestone Payment if and when such Milestone Payment becomes

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due. This Amendment and the Original Agreement, together with any attachments and amendments (and as such attachments may be amended, amended and restated or replaced from time to time), which are hereby incorporated by reference, constitute the entire agreement of the Parties with respect to its subject matter and merges and supersedes all prior discussions and writings with respect to thereto. Except as otherwise set out herein, no modification or alteration of this Amendment or the Original Agreement shall be binding upon the Parties unless contained in a writing signed by a duly authorized agent for each respective Party and specifically referring hereto or thereto.
4.LAW AND DISPUTES
Any controversy, claim, counterclaim, dispute, difference or misunderstanding arising out of or relating to the interpretation or application of any term or provision of this Amendment, or claim arising out of or in connection with this Amendment (including non-contractual disputes or claims) shall be governed by and construed under the terms of the Original Agreement, including but not limited to, Sections 10.1 and 10.14 thereof.
5.COUNTERPARTS; FACSIMILE
This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. This Amendment may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means (such as DocuSign) intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.
[signatures on following page]

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed and delivered as of the Amendment Effective Date.

ARENA PHARMACEUTICALS, INC. By: /s/ Deborah Baron Name: Deborah Baron Title: Vice President	UNITED THERAPEUTICS CORPORATION By: /s/ James Edgemond Name: James Edgemond Title: Chief Financial Officer and Treasurer

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